Exhibit 10.12

FIRST AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

(Sunnova Energy Corporation — 20 Greenway Plaza)

THIS FIRST AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT (this “Amendment”) is dated effective and for identification purposes as of May 18, 2015, and is made by and between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”), and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Office Building Lease Agreement dated August 29, 2014 (collectively, the “Lease”), pertaining to the premises currently comprised of a total of approximately 19,894 rentable square feet of space, commonly referred to as Suites 475 (the “Premises”), of 20 East Greenway Playa, Houston, Texas 77046 (the “Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Premises and provide for certain other matters as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1. Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2. Expansion.

(a) Suite 350. The term “Suite 350” is hereby defined to be and to mean that certain space located on the third (31d) floor of the Building commonly referred to as Suite 350, consisting of approximately 2,850 rentable square feet of space (which square footage is the final agreement of the parties as to the total square footage of the Suite 350, and not subject to adjustment), as outlined on Exhibit A attached hereto and incorporated herein by this reference. Accordingly, effective as of the Suite 350 Commencement Date (as hereinafter defined), the Premises, as expanded, shall be deemed to consist of a collective total of approximately 22,744 rentable square feet of space.

(b) Suite 350 Commencement Date. The term “Suite 350 Commencement Date” is hereby defined to be and to mean Monday, May 18, 2015.

(c) In addition to Suite 350, Effective on the Suite 350 Commencement Date, Landlord will provide one (1) rack encompassing thirty two (32) square feet, which is the final agreement of the parties, in the raised floor independent HVAC data room space on the 3rd floor of the Building (“Rack Space”) for installation of one server rack to be supplied by Tenant. Such Rack Space shall be available at a “Net” rental rate of $25.00 per square foot, payable monthly, in advance, as Rent, and Tenant shall have no obligation to pay Tenant’s Share of Operating Expenses or Taxes with respect to the Rack Space.

(d) Expansion Term. The term “Expansion Term” is hereby defined to be and to mean that period of time commencing on the Suite 350 Commencement Date and expiring contemporaneously with the Lease Term on August 31, 2020.

(e) Acceptance. Effective as of the Suite 350 Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, the Suite 350 and the Rack Space. Tenant shall accept the Suite 350 and the Rack Space in its present “as is” condition.

(f) Contingency. The parties hereby acknowledge and agree that the Suite 350 is currently subject to that certain lease wherein Fort Pitt is the tenant (the “Fort Pitt Lease”). Accordingly, in the event that on or prior to May 18, 2015 (i) Landlord is unable to successfully negotiate and have executed an amendment of the Fort Pitt Lease, terminating the Fort Pitt Lease as to Suite 350, on terms acceptable to Landlord in its sole discretion, and (ii) Suite 350 is not surrendered to Landlord in an appropriate time and condition, then either Landlord or Tenant shall have the right to terminate this Amendment by delivering written notice to the other on or prior to the Suite 350 Commencement Date.

3. Base Rent. During the Expansion Term, Tenant shall pay to Landlord Base Rent for the Suite 350, which shall be payable in monthly installments, as follows:

SUITE 350

Dates	Annual Rate/RSF	Monthly Installment
05/18/15 - 02/15/16	$12.50	$2,968.75
02/16/16 - 02/28/17	$13.00	$3,087.50
03/01/17 - 02/28/18	$15.00	$3,562.50
03/01/18 - 02/28/19	$15.50	$3,681.25
03/01/19 - 02/28/20	$16.00	$3,800.00
03/01/20 - 08/31/20	$16.50	$3,918.75

Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 3 of the Lease.

4. Tenant’s Proportionate Share. Beginning on the Suite 350 Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.11 of the Lease, shall be 5.257% (i.e., 22,744 / 432,633).

5. Tenant’s Parking Spaces. Effective as of the Suite 350 Commencement Date, Section 1.18 of the Lease is hereby amended and restated as follows: “Tenant and its employees, agents and invitees shall have the non-exclusive right to use up to one hundred fourteen (114) parking spaces (a ratio of 5:1000 rsf); provided, however, Tenant shall lease on a “must take” basis no less than sixty-eight (68) parking spaces (a ratio of 3:1000 rsf). All Parking Spaces shall be in the parking garage adjacent to the Building (the “Adjacent Garage” or “Edwards Garage”); provided, however, Tenant may elect to convert up to ten (10) of the parking spaces to be designated as reserved vehicular parking spaces in the parking garage associated with the Building (the “Building Garage”) for the Lease Term, as same may be extended. Tenant’s use of the Parking Spaces is subject to (1) such reasonable Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. None of the Parking Spaces shall be assigned. Once any Parking Spaces are surrendered (provided Tenant must always have minimum of sixty-eight (68) Parking Spaces in the Adjacent Garage), then Tenant may only re-lease such spaces subject to availability.”

6. Suite 350 Improvements. In connection with Tenant’s lease of Suite 350, Tenant may make certain mutually acceptable leasehold improvements to the Premises, as expanded by this Amendment, pursuant to Article 14 of the Lease at Tenant’s sole cost and expense; provided, however, Landlord shall reimburse Tenant Twenty-Eight Thousand Five Hundred and No/100ths Dollars ($28,500.00) (i.e., $10.00 per rentable square foot of space in Suite 350) for such leasehold improvements.

7. Brokers. Tenant and Landlord each hereby represents and warrants to the other that such representing party has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield of Texas, Inc., who represents Tenant, and CBRE, Inc., who represents Landlord (collectively the “Brokers”). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than the Brokers) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any broker, agent, entity or person claiming through Landlord and arising out of or in connection with the negotiation and execution of this Amendment.

8. Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease is a valid and enforceable agreement and that as of the date of this Amendment, Tenant has no actual knowledge of any circumstances that would give rise to any claim in favor of Tenant against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

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IN WITNESS WHEREOF, this Amendment is dated effective as of the date and year first written above.

LANDLORD:

20 GREENWAY PLAZA LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,

a Delaware limited liability company, its authorized signatory

By:	/s/ Casey A. Miller	Date:	May 18, 2015
Name:	Casey A. Miller
Title:	Investment Director Asset Management

By:	/s/ Alex E. Mather	Date:	May 18, 2015
Name:	Alex E. Mather
Title:	Investment Director Asset Management

TENANT:
SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:	/s/ George Fibbe	Date:	May 18, 2015
Name:	George Fibbe
Title:	General Counsel

EXHIBIT A

Suite 350

AMB
ARCHITECTS
Not for regulatory approval, permitting, or construction
Bar
File
Coffee
Space Plan
SP1